Exhibit 5.1

August 6, 2015	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States
Tesoro Logistics LP 19100 Ridgewood Parkway San Antonio, Texas 78259	Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance by the Partnership of up to 1,633,411 common units representing limited partner interests in the Partnership (the “Common Units”) that may be issued upon the terms and subject to the conditions set forth in the Amended and Restated QEP Midstream Partners, LP 2013 Long-Term Incentive Plan (the “Plan”) assumed and adopted by the Partnership pursuant to the Agreement and Plan of Merger dated as of April 6, 2015, by and among the Partnership, Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), QEP Field Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“QEP Field Services”), TLLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of QEP Field Services, QEP Midstream Partners, LP, a Delaware limited partnership (“QEPM”), and QEP Midstream Partners GP, LLC, a Delaware limited liability company and the general partner of QEPM (as amended from time to time, the “Merger Agreement”). The Common Units are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date of this opinion (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the General Partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date of this opinion, when the Common Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan and the Merger Agreement, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith),

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa Inc. are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss Verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Tesoro Logistics LP August 6, 2015 Page 2

the Common Units will be validly issued and, under the Delaware LP Act, the recipients of the Common Units will have no obligation to make further payments for the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and such recipients will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP